Exhibit 12


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                                            Three Months Ended
                                                                                March 31,

                                                                        -------------------------

                                                                             2003        2002

                                                                        -------------------------

  Earnings
    Income  before  income  taxes and  cumulative  effect of change in
      accounting principle............................................   $  16.6      $   9.1

    Adjustments:
      Minority interest in losses of consolidated subsidiaries........       ---          ---
      Undistributed (income) loss of less than 50% owned investments..       ---          ---
      Distributions from less than 50% owned investments..............       ---          ---
      Fixed charges...................................................      31.4         24.9

                                                                        ----------- ------------


    Earnings..........................................................      48.0         34.0

                                                                        ----------- ------------


  Fixed charges, including preferred accretion
    Interest expense, including debt discount amortization............      25.9         22.0
    Accretion of redeemable convertible preferred stock..............        ---          ---
    Amortization/write-off of debt issuance costs.....................       1.3          1.0
    Portion  of  rental  expense  representative  of  interest  factor
      (assumed to be 33%).............................................       4.2          1.9

                                                                        ----------- ------------

    Fixed charges.....................................................   $  31.4     $   24.9
                                                                        ----------- ------------


  Ratio of earnings to fixed charges..................................       1.5x         1.4x

                                                                        =========== ============


  Amount of earnings deficiency for coverage of fixed charges.........   $   ---      $   ---

                                                                        =========== ============
